Exhibit 99.1

MATEON THERAPEUTICS TEAM PUBLISHES THREE NEW PEER-REVIEWED

ONCOLOGY ARTICLES OUTLINING THE CLINICAL IMPACT POTENTIAL OF ITS

FIRST-IN-CLASS ANTI-TGF-BETA RNA THERAPEUTIC OT101/TRABEDERSEN

AGOURA HILLS, Calif., November 29, 2019 (GLOBE NEWSWIRE) — Oncotelic Inc. (“Oncotelic”), a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN, “Mateon”) dedicated to the development of innovative treatments for cancer, announced today the publication of two peer-reviewed expert editorials authored by Fatih Uckun MD PhD, the Chief Medical Officer for Mateon, and Vuong Trieu, PhD, the Chief Executive Officer and President for Mateon, at Oncotelic in the oncology journals Cancer Clinics Journal and Annals of Hematology and Oncology Research. Also published was a peer-reviewed research article in the prestigious oncology journal Cancers.

The editorial titled “Monotherapy of High-Grade Gliomas with a TGF-beta2 Targeting RNA Therapeutic” provides an overview regarding the development status, mechanism of action, and clinical potential of Mateon’s first-in-class RNA therapeutic OT101 for the treatment of the most aggressive brain tumors in adults.

Citation Reference: Uckun FM, Trieu VN. Monotherapy of High-Grade Gliomas with a TGF-beta2 Targeting RNA Therapeutic. Cancer Clin J. 2019; 1(1): 1007 (http://www.medtextpublications.com/open-access/monotherapy-of-high-grade-gliomas-with-a-tgfbeta2-targeting-rna-therapeutic-268.pdf)

The editorial titled “Convection-enhanced delivery of an anti-TGFbeta RNA therapeutic as a new therapeutic concept for children with diffuse intrinsic pontine glioma (“DIPG”)” explains a new concept for the treatment of pediatric DIPG patients with an RNA therapeutic targeting TGFbeta 2 and the scientific rationale and proof of concept data behind it.

Citation Reference: Uckun FM, Trieu VN. Convection-enhanced delivery of an anti-TGFbeta RNA therapeutic as a new therapeutic concept for children with diffuse intrinsic pontine glioma. Annals of Hematology and Oncology Research 2019; 1(1):1003 (http://www.medtextpublications.com/open-access/convection-enhanced-delivery-of-an-anti-tgfbeta-rna-therapeutic-as-a-new-therapeutic-concept-for-children-with-diffuse-intrinsic-pontine-glioma-272.pdf)

“These editorials emphasize our commitment to advance our investigational drug OT101 which shows high clinical impact potential to address unmet needs in neuro-oncology.”, stated Dr. Trieu.

The research article “Recurrent or Refractory High-Grade Gliomas Treated by Convection-Enhanced Delivery of a TGFβ2-Targeting RNA Therapeutic: A Post-Hoc Analysis with Long-Term Follow-Up” was published in Cancers as part of the Special Issue Personalized Medicine: Recent Progress in Cancer Therapy and is available online:

Abstract: https://www.mdpi.com/2072-6694/11/12/1892

HTML Version: https://www.mdpi.com/2072-6694/11/12/1892/htm

PDF Version: https://www.mdpi.com/2072-6694/11/12/1892/pdf

Special Issue: https://www.mdpi.com/journal/cancers/special_issues/PM_Cancers

Citation Reference: Uckun, F.M.; Qazi, S.; Hwang, L.; Trieu, V.N. Recurrent or Refractory High-Grade Gliomas Treated by Convection-Enhanced Delivery of a TGFβ2-Targeting RNA Therapeutic: A Post-Hoc Analysis with Long-Term Follow-Up. Cancers 2019, 11, 1892 (https://www.mdpi.com/2072-6694/11/12/1892/htm)

Dr. Uckun explained: “Our post-hoc analysis of the NCT00431561 Phase II clinical study outcome data demonstrates that the anti-TGFβ2 RNA therapeutic OT101 when intratumorally-administered via convection-enhanced delivery (CED) exhibits promising single-agent activity against recurrent or refractory (R/R) high-grade gliomas (HGG). Most importantly, OT101 induced durable complete response (CR), partial response (PR) and stable disease (SD) in more than one third of the efficacy population. In the objective responders, OT101 displayed a previously not reported pattern of single agent activity, which was characterized by (i) slow but robust tumor size reductions; (ii) very often, an early onset transient increase of tumor edema and/or pseudo-progression which preceded the tumor size reductions; and (iii) late-onset objective responses that were achieved at a median of 287 days. To our knowledge, this is the first demonstration that the intratumoral delivery of an RNA therapeutic via extended CED in the absence of other therapeutic agents or radiation results in >3 year median PFS and >3.5 year OS in greater than one third of the efficacy population in a R/R HGG trial. It will be important to evaluate OT101 in difficult-to-treat IDH-wildtype, MGMT-unmethylated R/R HGG patients who have failed a temozolomide-based first line adjuvant therapy, as they have a dismal prognosis and are in urgent need for new and effective salvage therapies. Intratumorally administered OT101 exhibited a promising safety profile, but some CED procedure and device-related potential complications were also identified. Therefore, risk mitigation strategies, especially preventive methods aimed at reducing the risk of infections, will be employed in future trials to further improve the potential patient benefit of intratumoral OT101 therapy”

OT101, a first-in-class RNA therapeutic designed to abrogate the immunosuppressive actions of TGF-beta 2, is Oncotelic’s lead anti-brain tumor drug candidate. In a completed Phase 2 clinical study, OT-101 exhibited clinically meaningful single-agent activity and induced durable complete and partial responses in recurrent and refractory adult high-grade glioma patients, including adults with GBM. DIPG, an orphan disease with a low survival rate and no established or effective standard of care. Despite numerous clinical trials of chemotherapeutic agents, immuno-oncology drugs and specific targeted therapies, no significant progress has been made in the treatment of DIPG and the prognosis remains dismal, with a mean OS of 9–12 months from the time of diagnosis, a median survival time of approximately 10 months, and a two-year OS rate of less than 10 percent. Five-year survival is less than 3 percent, and many long-term survivors have evidence of moderate or severe cognitive impairment, likely as a consequence of radiation therapy. Chemotherapy does not have an established role in the management of patients with DIPG. Furthermore, there is no standard treatment for progressive DIPG after the failure of radiation therapy and no salvage regimen has been shown to extend survival. Therefore, there is an urgent need for therapeutic innovations for treatment of DIPG, as reflected by multiple treatment modalities being evaluated in early neuro-oncology clinical trials. Further development of OT-101 may offer renewed hope for salvage therapy not only for adult high-grade glioma patients but also for pediatric DIPG patients. Last month, US Food and Drug Administration (FDA) granted Rare Pediatric Disease Designation for OT101/Trabedersen for the treatment of diffuse intrinsic pontine glioma (DIPG) as a drug for a “rare pediatric disease,” as defined in section 529(a)(3) of the Federal Food, Drug, and Cosmetic Act.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. OT-101, the lead immuno-oncology drug candidate of Mateon/Oncotelic, is a first-in-class anti-TGF beta RNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

Dr. Vuong Trieu, PhD is a very experienced biotech executive and a KOL in the field of immunotherapy. He is best known for his seminal contributions to the development of Abraxane (https://www.linkedin.com/in/vuong-trieu-3a64aa3b).

Dr Fatih Uckun MD, PhD, is an internationally renowned KOL in cancer research and treatment (https://www.linkedin.com/in/fatihuckun). Dr. Uckun is an elected Member of the American Society for Clinical Investigation (ASCI), an honor society for physician-scientists, and an active member of several professional organizations. He received numerous national and international awards for his work on biologics and small molecule targeted therapeutics for difficult-to-treat cancers.

About Mateon’s Lead Product Candidate, OT101

High-grade gliomas (HGG) are characterized by a T-cell exhaustion signature and pronounced T-cell hyporesponsiveness of their tumor microenvironment (TME). Transforming growth factor beta 2 (TGFB2) has been implicated as a key contributor to the immunosuppressive landscape of the TME in HGG. OT101, a first-in-class RNA therapeutic designed to abrogate the immunosuppressive actions of TGFB2, is Oncotelic’s lead anti-brain tumor drug candidate. OT101 has been granted orphan designation by the FDA under the Orphan Drug Act (ODA). ODA provides for granting special status to a drug to treat a rare disease or condition upon request of a drug company. Orphan designation qualifies the sponsor of the drug for various development incentives of the ODA, including tax credits for qualified clinical testing. In a completed Phase 2 clinical study, OT-101 exhibited clinically meaningful single-agent activity and induced durable complete and partial responses in recurrent and refractory adult HGG patients, including young adults with GBM or AA.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

https://www.mdpi.com/2072-6694/11/12/1892/htm